Exhibit 21.1

LIST OF SUBSIDIARIES

Main Street Capital Partners, LLC, a Delaware limited liability company
Main Street Mezzanine Management, LLC, a Delaware limited liability company
Main Street Equity Interests, Inc., a Delaware corporation
Main Street Mezzanine Fund, LP, a Delaware limited partnership
Main Street Capital III GP, LLC, a Delaware limited liability company
Main Street Capital III, LP, a Delaware limited partnership
Main Street CA Lending, LLC, a Delaware limited liability company
MS Equity Holdings, Inc., a Delaware corporation
MS International Holdings, Inc., a Delaware corporation
MSCC Funding I, LLC, a Delaware limited liability company